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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

CONTACTS

BMC Communications/Trout Group                 Enchira Biotechnology Corporation
Brad Miles (media), ext. 17                    Paul G. Brown, III
Jonathan Fassberg (investors), ext. 16         Chief Financial Officer
(212) 477-9007                                 (281) 364-6140


FOR IMMEDIATE RELEASE

         ENCHIRA GETS CONVERSION COMMITMENTS FROM SERIES B STOCKHOLDERS

                MOST OUTSTANDING SHARES OF SERIES B TO BE RETIRED

THE WOODLANDS, TX - OCTOBER 10, 2001 - Enchira Biotechnology Corporation (NASDAQ: ENBC) announced today that it has received commitments from the holders of 70% of its outstanding shares of Series B Preferred Stock to convert their shares of Series B Preferred into shares of the Company's common stock at the current Series B Preferred conversion rate. In exchange for this conversion, the Company has committed to pay these Series B Preferred holders in cash all accrued but undeclared and unpaid dividends on the Series B Preferred to date.

As a result, the Company will retire 215,000 shares of its Series B Preferred Stock. Only 92,700 shares of its Series B Preferred will remain outstanding following the completion of this conversion. The Company has committed to pay in cash an aggregate of $2,510,722 in accrued but undeclared and unpaid dividends and to issue 642,394 shares of its common stock.

Dr. Peter Policastro, President and Chief Executive Officer of Enchira stated, "We are very pleased with the commitments we've received from the holders of our Series B Preferred Stock. These conversions remove a significant impediment to the Company's ability to raise funds in the future, and allow us to pursue several different options in order to achieve our objective of developing the proprietary kinase inhibitor-based anti-cancer drug candidates in our pipeline. As a result of the conversions, the Company has in excess of $6.3 million available for product development and working capital. This action, together with our recent news that Nasdaq has closed its delisting action against us, and the buy-back of 1,080,000 shares of our common stock at a discounted rate, provide us with an excellent opportunity to move forward toward our goals."

Enchira Biotechnology Corporation is applying its proprietary Drug Candidate Optimization Platform(TM) to create new therapeutic proteins. The Company is

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focusing its efforts on protein kinases, which are involved in various cellular processes. Irregularities of these proteins have been implicated in many Human diseases, including cancer and other proliferative disorders. Of particular interest are certain protein tyrosine kinases (PTKs) and related receptor tyrosine kinases (RTKs) that regulate cell growth and proliferation and that have been implicated in the most malignant forms of cancer. Enchira is collaborating with researchers at the University of Texas M. D. Anderson Cancer Center and other institutions to create molecules that interfere with RTK activity. The Company has a number of molecules in its development pipeline. Additional information is available at the Company's website: WWW.ENCHIRA.COM.

THIS DOCUMENT CONTAINS FORWARD-LOOKING STATEMENTS REGARDING THE COMPANY'S ABILITY TO RAISE ADDITIONAL CAPITAL AND DEVELOP ITS PRODUCT CANDIDATES, THAT ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO, THE OUTCOME OF THE PENDING ARBITRATION WITH MAXYGEN, THE ABILITY TO RAISE ADDITIONAL FUNDS ON ACCEPTABLE TERMS, THE TECHNICAL UNCERTAINTY AND RISKS ASSOCIATED WITH COMMERCIALIZATION OF THE COMPANY'S TECHNOLOGY, THE MARKET ACCEPTANCE OF THE COMPANY'S TECHNOLOGY, THE COMPANY'S DEPENDENCE ON COLLABORATION PARTNERS, COMPETITION, AND THE ABILITY TO ENFORCE AND DEFEND THE COMPANY'S PATENTS AND PROPRIETARY TECHNOLOGIES. SHOULD ONE OR MORE OF SUCH RISKS AND UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS AND ASSUMPTIONS, SEE "RISK FACTORS" INCLUDED IN THE COMPANY'S SEC FILINGS.


SOURCE: Enchira Biotechnology Corporation

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